GENERAL RELEASE AND SEVERANCE AGREEMENT


         This General Release and Severance Agreement (the "Agreement") is entered into between InteliData Technologies Corporation, a Delaware corporation ("InteliData"), and John C. Backus, Jr. ("Backus").

         WHEREAS, InteliData and Backus entered into an Employment Agreement effective as of August 11, 1997 (the "Employment Agreement"), governing the terms of his employment as President and Chief Executive Officer;

         WHEREAS, Backus served as InteliData's President and Chief Executive Officer pursuant to the terms and conditions of that Agreement;

         WHEREAS,   Backus   subsequently   became  Chairman  of  the  Executive
Committee, and ceased to serve in the capacity of President and Chief Executive Officer;

         WHEREAS, since approximately December 31, 1998, Backus has devoted substantially less than full time and effort to the business of InteliData, and has devoted the majority of his time and efforts to other businesses;

         WHEREAS, Backus continues to serve InteliData as a Director of the Company, but wishes to discontinue his service in that capacity;

         WHEREAS, InteliData continued to provide compensation and benefits to Backus as of March 1999 at the levels specified in the Employment Agreement, notwithstanding the changes in Backus' circumstances;

         WHEREAS, InteliData and Backus have certain disagreements as to the current status of Backus' employment and his rights under the Employment Agreement;

         WHEREAS, InteliData and Backus wish to enter into this Agreement to resolve those differences and to specify the terms and conditions that will govern the cessation of Backus' employment with InteliData;

         THEREFORE, in exchange for good and adequate consideration, the adequacy of which is hereby specifically acknowledged, the Parties agree as follows:

         1. Termination of Backus' Employment and Director Status. Backus agrees that his employment and service with InteliData, in all capacities, including service as a Director of the Company or any of its subsidiaries, and as one of the Company's designated Director of Home Financial Network, Inc., will be deemed to have terminated effective as of the Effective Date.

         2. Severance. In consideration for Backus' relinquishment of various contract rights under the Employment Agreement, within seven days of the Effective Date of this Agreement, InteliData agrees to pay severance to Backus in the lump sum amount of $450,000.

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         3. Company  Property / Account Balance.  In  consideration  for Backus'
relinquishment of various contract rights under the Employment Agreement, InteliData agrees that it will allow Backus to retain all Company property described in section 5(k) of the Employment Agreement, and that it will allow Backus to retain the entire prepaid mileage balance in his United Airlines Passplus Account that existed as of December 31, 1998.

         4. Stock Options and Consulting Services. Effective as of the Effective Date of this Agreement, all unvested stock options for InteliData stock held by Backus under the InteliData 1996 Incentive Plan shall be canceled. The 125,000 unvested stock options for InteliData stock held by Backus under the US Order 1991 Stock Option Plan shall remain in full force and effect pursuant to the terms of such options through December 31, 1999. Provided however, in consideration for Backus continuing consultation services to the Company through December 31, 1999, regarding the Company's financing plans and merger and acquisition strategy, the provision of Section 5 of the February 24, 1998 Stock Option Agreement granting said options shall be modified to provide that the Option shall not terminate upon Backus' resignation as an employee, but shall otherwise continue in accordance with the terms of the Stock Option Agreement through December 31, 1999. Any options that are not vested by December 31, 1999 shall be cancelled.

         5. Medical Benefits. Backus shall continue coverage under the Company's medical, vision and dental plans through December 31, 2000 pursuant to COBRA, except that the Company shall pay all applicable premiums.

         6. Beneficiaries. Any payment to which Backus is entitled under this Agreement shall, in the event of his death, be made to his wife or such other persons as Backus shall designate in writing to InteliData form time to time. If no such beneficiaries survive Backus, such payments shall be made to Backus' estate.

         7. Taxes. To the extent any excise taxes are due with respect to the payments or other consideration set forth in paragraphs 2 through 5 of this Agreement, InteliData agrees to pay such taxes and to indemnify and hold Backus harmless for any tax claims or penalties resulting from any failure by InteliData to pay such taxes. To the extent any taxes other than excise taxes, including federal or state income taxes, are due with respect to the payments or other consideration set forth in paragraphs 2 through 5 of this Agreement, Backus agrees to pay such taxes and not to seek reimbursement or indemnification from InteliData.

         8. Indemnification / D&O Insurance. The provisions of section 4(g) of the Employment Agreement shall continue in full force and effect, except that the last sentence of that section 4(g) shall be amended to provide that such obligations shall apply with respect to acts and events occurring prior to and through the last date upon which Backus provides consulting services as referenced in paragraph 4 of this Agreement, rather than prior to and through the date of termination.

         9. Nondisparagement. The provisions of section 16 of the Employment Agreement shall continue in full force and effect.

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         10. Nonapplicability of Noncompetition Covenants. InteliData and Backus
agree that the provisions of section 15 of the Employment Agreement do not apply with respect to Backus' activities either before or after the date of termination described in paragraph 1 of this Agreement.

         11. Effective Date. For purposes of all provisions set forth herein, the Effective Date of this Agreement shall be the first day as of which the seven-day revocation period described in paragraph 14(b) of this Agreement has expired.

         12. Integration of Employment Agreement. Except to the extent expressly incorporated by reference within this Agreement, the parties agree that, as of the Effective Date of this Agreement, the Agreement supersedes the Employment Agreement and that the Employment Agreement will be of no further force and effect thereafter.

         13. Mutual Release of Claims and Covenant Not to Sue. Except with regard to obligations created by, arising out of, or described in this Agreement, Backus and InteliData agree for themselves and any present or future successors, assigns, parents, subsidiaries, affiliates, directors, officers, shareholders, general or limited partners, employees, heirs, beneficiaries, devisees, executors, administrators, attorneys, agents, and representatives, to release, discharge, and covenant not to sue each other for any claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which they may have against each other; provided, however, that notwithstanding anything to the contrary set forth herein, this General Release shall not extend to claims by Backus for benefits under employee pension benefit plans or retiree welfare benefit plans in which Backus may have been a participant by virtue of his employment with InteliData or for benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Agreement by Backus.

         14. Release of Age Discrimination Claims, Periods for Review and Reconsideration.

a. Backus understands and agrees that this paragraph 14 of this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA) and that this provision does not waive rights or claims that may arise after the date the waiver is executed. Backus understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Agreement. Backus is hereby advised to consult with an attorney prior to executing the Agreement. Backus further warrants that he understands that he may use as much of or all of this 21-day period as he wishes before signing, and warrants that he has done so.

b. Backus further warrants that he understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to William
F. Gorog, Chairman of InteliData. This Agreement shall be binding, effective, and enforceable upon the expiration of this seven-day revocation period with William Gorog having receive no such revocation, but not before such time.

         15. Amendment. This Agreement may be amended or modified only by agreement by both parties signed by both Backus and a duly authorized representative of InteliData.

         16. Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of laws and rules contained herein.

         17. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

         18. Severability. In any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend to agree that it final and binding on all parties.

         IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the date shown below.




Dated:/s/ June 21, 1999        By:/s/ John C. Backus, Jr.
      ------------------          -------------------------------------
                                  John C. Backus, Jr.




Dated:/s/ June 23, 1999        By:/s/ William F. Gorog
      ------------------          -------------------------------------
                                  William F. Gorog, Chairman
                                  InteliData Technologies Corporation